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                                                               EXHIBIT 99.2



                                                                   CONTACT:
                                                           Craig K. Collins
                                                         DAOU Systems, Inc.
                                                             (619) 646-2857
                                                     CRAIG.COLLINS@DAOU.COM
                                                               WWW.DAOU.COM




              DAOU SYSTEMS MERGES WITH SYNEXUS INCORPORATED

            SAN DIEGO, March 31, 1998 -- DAOU Systems, Inc. (Nasdaq: DAOU) has entered into a merger agreement with Synexus Incorporated, an Exton, Penn.-based healthcare information technology firm specializing in software application interface systems, network integration, and project management.

            Under the terms of the agreement, DAOU will exchange shares of common stock for all outstanding common shares of Synexus. The equity value of the merger is approximately $3 million, based on the exchange terms and will be accounted for as a pooling of interests.

            Synexus will become a wholly owned subsidiary of DAOU. The combined company will maintain headquarters in San Diego and will employ a staff of 485. Together, the companies have provided services to more than 1,000 healthcare organizations throughout the U.S.

            "The transaction provides DAOU with an important service that addresses the needs of large, multi-facility healthcare organizations," said Daniel Daou, President of DAOU Systems. "As these entities continue to merge, they are faced with the daunting task of integrating networks and application platforms. Synexus is important to DAOU and our customers because they are experts in the highly technical aspects of network integration. With Synexus on board, we can now provide customers with technologies that


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enable applications to talk to one another and run smoothly across the network infrastructure."

            Daou added, "Synexus is a good fit within our merger strategy. In addition, apart from the transaction costs, we believe the merger will be accretive to earnings per share."

            John Smaling, President of Synexus, said, "We look forward to working with DAOU and being part of the team. We're particularly excited to begin delivering our unique services to DAOU's large and growing customer base."

            Following the merger, Smaling will remain with DAOU. No layoffs are expected as the result of the transaction.

            Synexus Incorporated provides information technology services to the healthcare industry. The company specializes in application interface systems, network integration, application integration, project management and strategic planning.

            DAOU Systems, Inc., designs, implements, and manages computer networks for the healthcare industry. The company offers solutions for voice, video and data networking, combining its technological expertise with its knowledge of the healthcare industry's specialized needs. In addition, DAOU offers an array of operational and Internet solutions. DAOU's clients comprise more than half of the nation's top 50 integrated healthcare delivery networks and include such organizations as Centura Health, North Shore Health System, Mercy Health Services, Harris Methodist Health System, and Catholic Medical Center of Brooklyn and Queens.

            Statements in this press release concerning DAOU Systems' and Synexus' separate or combined business outlook or future economic performances, revenues, or other financial items, anticipated synergies and product or service line growth, together with other statements that are not historical facts, are forward-looking statements. Any such statements are only predictions, reflecting the best judgment of DAOU Systems and Synexus based upon currently available information and involve numerous risks and uncertainties that could cause actual results to differ materially from those stated in such statements. Such factors include the company and industry risks set forth under the caption "Risk Factors" in the Company's Annual Report on Form 10-KSB for the year ended Dec. 31, 1997. These risks include specific acquisition-related risks, such as

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difficulties in the assimilation of the operations and personnel of an acquired business, the diversion of management's attention from other business concerns, risks of entering markets in which DAOU has limited direct prior experience, and the potential loss of key employees of an acquired business. The forward-looking statements contained in this press release or in other public statements of DAOU Systems and Synexus should be considered in light of those factors.